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                                                                   EXHIBIT 10.31



                  EXECUTIVE SEVERANCE AGREEMENT, dated as of May 25, 2000 (the "Agreement"), between Heafner Tire Group, Inc., a Delaware corporation (the "Employer"), and Randall M. Haas (the "Employee").

                  The Employer desires to retain the Employee to supply services to the Employer in connection with Employer's business of marketing and distributing wholesale and retail tires and related products (the "Business"), and the Employee desires to provide such services to the Employer, on the terms and subject to the conditions set forth in this Agreement.

                  In consideration of (i) the Employee's agreement to supply services under this Agreement and (ii) the mutual agreements set forth below, the sufficiency of which is hereby acknowledged, the Employer and the Employee agree as follows:

                  SECTION 1.  Employment Relationship.

                  (a) Employment by Employer. The Employer hereby employs the Employee, and the Employee hereby agrees to be employed by the Employer, as President of the T.O. Haas Division of the Employer (the "Division"), and the Employee will devote all of his business time, attention, knowledge and skills and use his best efforts during the Employment Period to perform services and duties consistent with his title and position (the "Services") for the Employer in accordance with directions given to the Employee from time to time by the Board of Directors of the Employer.

                  (b) Employment Period. The period commencing on the date of this Agreement and ending on the date on which this Agreement is terminated is referred to herein as the "Employment Period." During the Employment Period, the Employee will be an at-will employee of the Employer. The Employment Period shall be freely terminable for any reason by either party at any time.

                  SECTION 2.  Compensation and Benefits.  During the Employment
Period:

                  (a) Base Compensation. The Employer shall pay to the Employee a base salary of $175,000 per annum (the "Base Salary"), payable in accordance with the Employer's payroll practices. The Base Salary shall be increased (but not decreased) subject to additional discretionary increases (but not decreases) as determined periodically by the Board of Directors.

                  (b) Additional Compensation. As additional compensation for the Services, the Employer shall pay to the Employee an amount equal to an annual bonus payment at the "Minimum", "Plan" or "Maximum" percentage payment levels, as the case may be, in accordance with the terms and conditions of the Employer's then existing Executive Bonus Plan or such other annual incentive compensation as the Board of Directors of the Employer determines in its sole discretion to pay the Employee, payable in all cases on or around March 1 of the following year. The Employee will be entitled to participate in any Executive Bonus Plan as a Level 1 Employee. The Employee acknowledges that the Employer may terminate or

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modify its Executive Bonus Plan and other incentive plans at any time, although no termination or amendment affecting the Employee will be made effective unless it is consistently applied to other employees participating in such plans. In the event of any conflict or inconsistency between the terms of the any Executive Bonus Plan and the terms of Section 2(b) or 3 of this Agreement, the terms of Sections 2(b) and 3 of this Agreement shall control.

                  (c) Retention Payments. In addition to the compensation set forth in Section 2(a) and (b) above, during the first three years of the Employment Period, the Employer shall pay to the Employee a bonus (the "Stay-Put Bonus"), subject to the provisions of Section 3(e)(ii), the Stay-Put Bonus for any year shall only be payable in the event the Employee is employed by the Employer as of December 31 of such year. The Stay-Put Bonus for the calendar year ending December 31, 2000 shall be equal to $287,250. The Stay-Put Bonus for the calendar year ending December 31, 2001 shall be equal to $670,250. The Stay-Put Bonus for the calendar year ending on December 31, 2002 shall be equal to $957,500. Subject to the provisions of Section 3(e)(ii) hereinbelow, the Stay-Put Bonus for each applicable year shall be payable on or before the anniversary date of the date hereof in the following year.

                  (d) Stock Options. The Employee has been granted options to acquire shares of Class A Common Stock of the Employer, pursuant to the Stock Option Agreement, dated as of the date hereof, between the Employer and the Employee (the "1999 Stock Option Agreement"). The stock options granted to the Employee under the 1999 Stock Option Agreement are granted pursuant to the Employer's 1999 Stock Option Plan and are subject to vesting in accordance with the terms of the 1999 Stock Option Agreement Except as otherwise provided in the 1999 Stock Option Agreement and in this Agreement with respect to payments under the Executive Bonus Plan and except as hereafter mutually agreed by the Employer and the Employee, in the event of a Change in Control (as defined below), to the extent not fully vested at such time, the Employee shall become fully vested in all awards heretofore or hereafter granted to him under all incentive compensation, deferred compensation, stock option, stock appreciation rights, restricted stock, phantom stock or other similar plans maintained by the Employer.

                  (e) Benefit Plans. During the Employment Period, the Employee shall be entitled to receive benefits from the Employer consistent with those currently in effect for the Employer's senior executives (including deferred compensation plans, and company automobile and financial planning perquisites), as those benefits are revised from time to time by the Board of Directors of the Employer. Nothing contained herein is intended to require the Employer to maintain any existing benefits or create any new benefits. The Employee will be entitled to participate in the Employer's deferred compensation program at the level of contribution of $16,000 per year and to receive benefits thereunder in accordance with the terms and conditions of such program. If the Employment Period is terminated by the Employer or the Employee as set forth in
Section 3(e)(ii) below, the Employee and relevant family members shall be entitled to continue to participate in the Employer's welfare benefit plans at the Employer's expense for a period of 18 months after the termination date. If the Employment Period is terminated by the Employer or the Employee as set forth in Section 3(e)(iii) below, the Employee and relevant family members shall be entitled to continue to participate in the Employer's welfare benefit plans at the Employer's expense for a period of three years after the termination date. For purposes of this Section 2(d), the Employees' relevant family members shall be those members


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of the Employee's immediate family covered by the applicable welfare benefit plan immediately prior to the termination date.

                  (f) Vacation and Holidays. The Employee shall be entitled to a minimum of four weeks' vacation each year and paid holidays in accordance with the Employer's policy.

                  (g) No Mitigation. The Employee shall not be required to mitigate the amount of any payments under this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

                  SECTION 3.  Termination.

                  (a) Death or Disability. If the Employee dies during the Employment Period, the Employment Period shall terminate as of the date of the Employee's death. If the Employee becomes unable to perform the Services for 90 consecutive days due to a physical or mental disability, (i) the Employer may elect to terminate the Employment Period at any time thereafter, and (ii) the Employment Period shall terminate as of the date of such election. All disabilities shall be certified by a physician acceptable to both the Employer and the Employee, or, if the Employer and the Employee cannot agree upon a physician within 15 days, by a physician selected by physicians designated by each of the Employer and the Employee. The Employee's failure to submit to any physical examination by such physician after such physician has given reasonable notice of the time and place of such examination shall be conclusive evidence of the Employee's inability to perform his duties hereunder.

                  (b) Cause. The Employer, at its option, may terminate the Employment Period and all of the obligations of the Employer under this Agreement for Cause. The Employer shall have "Cause" to terminate the Employee's employment hereunder after (this will be the date that coincides with the end of non compete period from the stock purchase agreement) in the event of (i) the Employee's conviction of or plea of guilty or nolo contendere to a felony, (ii) the Employee's gross negligence in the performance of the Services, which is not corrected within 15 business days after written notice, (iii) the Employee's knowingly dishonest act, or knowing bad faith or willful misconduct in the performance of the Services, which is not corrected within 15 business days after written notice, or (iv) the Employee's material breach of any of his obligations under Section 5, which is not corrected within a reasonable period of time (determined in light of the cure, if any, appropriate to such material breach, but in no event less than 15 business days) after written notice. If the Employee is charged with a felony, then during the period while such charge or related indictment remains outstanding and until finally determined, the Employer shall have the right to suspend the Employee without compensation.

                  (c) Without Cause. The Employer, at its option, may terminate the Employment Period without Cause at any time.

                  (d) Termination by Employee for Good Reason. The Employee may terminate this Agreement upon 60 days' prior written notice to the Employer for Good Reason (as defined below) if the basis for such Good Reason is not cured within a reasonable period of time (determined in light of the cure appropriate to the basis of such Good Reason, but in no


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event less than 15 business days) after the Employer receives written notice specifying the basis of such Good Reason. "Good Reason" shall mean (i) the failure of the Employer to pay any undisputed amount due under this Agreement or a reduction in Base Salary, Fixed Bonus or benefits provided under this Agreement (other than immaterial reductions in benefits or a reduction in benefits or salary applicable to all of the Employer's bonus eligible employees) or a termination of, or reduction in the percentage level of, the "plan" or "target" bonus opportunity applicable to Employee from the "Plan" percentage level applicable to a Level 1 Employee under the 2000 Executive Bonus Plan in effect on the date hereof (the "Effective Date Plan Percentage"), (ii) a substantial diminution in the status, position and responsibilities of the Employee or (iii) the Employer requiring the Employee to be based at any office or location that requires a relocation or commute greater than 50 miles from the office or location to which the Employee is currently assigned, provided, however, that Good Reason shall not be deemed to exist due to the travel requirements consistent with the performance of the Employee's services hereunder.

                  (e) Payments in the Event of Termination. (i) Basic Termination Payment. Upon the termination of the Employment Period at any time for any reason, the Employer shall pay to the Employee or his estate the Base Salary earned to the date of termination, and if such termination occurs after December 31st of any year for which a bonus is payable pursuant to Section 2(b) but before such bonus has been paid, the Employer shall pay to the Employee or his estate the bonus due for the preceding year.

                           (ii)     Additional Involuntary Termination Payment.
Upon the termination of the Employment Period at any time by the Employer without Cause or by the Employee for Good Reason, the Employer shall pay to the Employee within five business days of such termination a lump-sum amount (in addition to the amount payable under the first sentence of Section 3(e)(i)) equal to (x) the sum of the Employee's annual Base Salary at the annual rate in effect on the date of termination and the Severance Bonus Amount, multiplied by
(y) 1.5. Additionally, upon a termination of the Employment Period at any time by the Employer without Cause or by Employee for Good Reason, the Employer shall pay to the Employee a lump sum amount equal to the sum of all Stay-Put Bonuses not yet paid. Notwithstanding the foregoing, the Employee shall be entitled to no payment under this Section 3(e)(ii) if he is entitled to receive a payment under Section 3(e)(iii). "Severance Bonus Amount" means an amount equal to the Employee's Base Salary at the annual rate in effect on the date of termination multiplied by a percentage, which is the greater of (1) the Effective Date Plan Percentage and (2) the "plan" or "target" bonus percentage then applicable under any executive bonus plan or other incentive compensation program.

                           (iii)    Additional Change in Control Payment. Upon
the termination of the Employment Period (x) by the Employer without Cause upon or prior to a Change in Control, provided that the Employee reasonably demonstrates that such termination occurred at the request of a third party participating in, or otherwise in anticipation of or in connection with, such Change in Control, or (y) by the Employee with Good Reason or by the Employer for any reason other than for Cause within one year after a Change in Control, then the Employer shall pay to the Employee within five business days of such termination a lump-sum amount (in addition to the amount payable under the first sentence of Section 3(e)(i)) equal to the sum of (A) the higher of (1) the Employee's annual Base Salary at the date of such termination or (2) the


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Employee's annual Base Salary at the time of the Change in Control, in each case multiplied by three, (B) the Severance Bonus Amount multiplied by three and (C) the aggregate amount of any remaining Stay-Put Bonuses not yet paid to Employee. If the Employment Period is terminated by the Employee for any reason other than with Good Reason on or after the first anniversary of a Change in Control but no later than the 30th day after such first anniversary, the Employee shall be entitled to 50% of the payments specified in this Section 3(e)(iii). If the Employment Period is terminated by the Employee with Good Reason at any time on or after the first anniversary of a Change in Control, the Employee shall be entitled to the payment specified in Section 3(e)(ii).

                           (iv)     Change in Control Defined. "Change in
Control" means the first to occur of any of the following: (A) the sale (including by merger, consolidation or sale of stock of subsidiaries or any other method) of all or substantially all of the assets of the Employer and its consolidated subsidiaries (taken as a whole) to any person or entity not directly or indirectly controlled by the holders of at least 50% of the Combined Voting Power of the then outstanding shares of capital stock of the Employer (excluding shares owned by employees of the Employer as of the date of determination) (B) at any time prior to the consummation of an initial public offering of Class A Common Stock of the Employer or other common stock of the Employer having the voting power to elect directors, a transaction (except pursuant to such initial public offering) resulting in the Principal Shareholders owning, collectively, less than 50% of the Combined Voting Power of the then outstanding shares of capital stock of the Employer (excluding shares owned by employees of the Employer as of the date of determination), (C) at any time after the consummation of an initial public offering of Class A Common Stock of the Employer or other common stock of the Employer having the voting power to elect directors, the acquisition (except pursuant to such initial public offering) by any person or entity (other than the Principal Shareholders) not directly or indirectly controlled by the Employer's stockholders of more than 30% of the Combined Voting Power of the then outstanding shares of capital stock of the Employer (excluding shares owned by employees of the Employer as of the date of determination), (D) individuals serving as directors of the Employer on the date hereof and who were nominated or selected to serve as directors by one or more Principal Shareholders (together with any new directors whose election was approved by a vote of (x) such individuals or directors whose election was previously so approved or (y) Principal Shareholders holding a majority of the aggregate voting power of the capital stock of the Employer held by all Principal Shareholders) cease for any reason to constitute a majority of the Board of Directors of the Employer, (E) the adoption of a plan relating to the liquidation or dissolution of the Employer in connection with an equity investment or sale or a business combination transaction or (F) any other event or transaction that the Board of Directors of the Employer deems to be a Change in Control. "Combined Voting Power" with respect to capital stock of the Employer means the number of votes such stock is normally entitled (without regard to the occurrence of any contingency) to vote in an election of directors of the Employer. "Principal Shareholders" means (i) Charlesbank Equity Fund IV, Limited Partnership and the investors in such fund, (ii) Charlesbank Equity Fund IV G.P. Limited Partnership, (iii) Charlesbank Capital Partners, LLC (and any other fund managed by Charlesbank Capital Partners, LLC), (iv) any investor (other than The 1818 Mezzanine Fund, L.P.) whose investment in the Employer is approved by the representative of management on the board of the Employer, (v) any new investors in the Company designated as Principal Shareholders by Charlesbank Capital Partners, LLC within one year of the initial investment by Charlesbank Equity Fund IV, Limited Partnership, and (vi) any


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corporation, partnership, limited liability company or other entity a majority of the capital stock or other ownership interests of which are directly or indirectly owned by any of the foregoing

                           (v)      Other Provisions Applicable to Payments. Any
amounts due under this Section 3 and not paid when due shall bear interest (compounded annually) for the period from and including the date payable to but excluding the date paid at a rate per annum equal to the sum of (x) four percent and (y) the rate publicly announced by BankBoston, N.A. as its "prime rate."

                  (f) Termination of Obligations. In the event of termination of the Employment Period in accordance with this Section 3, all obligations of the Employer and the Employee under this Agreement shall terminate, except for any amounts payable by the Employer as specifically set forth in Section 3(e); provided, however, that notwithstanding anything to the contrary contained in this Agreement, the provisions of Section 5 shall survive such termination in accordance with their respective terms and the relevant provisions of Section 6 shall survive such termination indefinitely. In the event of termination of the Employment Period in accordance with this Section 3, the Employee agrees to cooperate with the Employer in order to ensure an orderly transfer of the Employee's duties and responsibilities.

                  SECTION 4.  Parachute Excise Tax Gross-Up

                  (a) If, as a result of any payment or benefit provided under this Agreement or under any other plan, arrangement or other agreement with the Employer or any entity affiliated with the Employer, either alone or together with such other payments and benefits which the Employee receives or is then entitled to received from the Employer, the Employee becomes subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), (together with any interest and penalties thereon an "Excise Tax"), the Employer shall pay the Employee an amount (the "Gross-Up Payment") sufficient to place the Employee in the same after-tax financial position that he would have been in if he had not incurred any tax liability under Section 4999 of the Code. For purposes of determining whether the Employee is subject to an Excise Tax and the amount of any Gross-Up Payment, (i) any payments or benefits received by the Employee (whether pursuant to the terms hereof or pursuant to any plan, arrangement or other agreement with the Employer or any entity affiliated with the Employer) which payments ("Contingent Payments") are deemed to be contingent on a change described in Section 280G(b)(2)(A)(i) of the Code shall be taken into account and (ii) the Employee shall be deemed to pay federal, state and local taxes at the highest marginal applicable rates of such taxes for the calendar year in which the Gross-Up Payment is to be made, net of the maximum deduction from federal income taxes which could be obtained from deduction of any state and local taxes deemed paid by the Employee.

                  (b) The determination of whether the Employee is subject to Excise Tax and the amounts of such Excise Tax and Gross-Up Payment, as well as other calculations hereunder, shall be made at the expense of the Employer by Arthur Andersen, which shall provide the Employee with prompt written notice (the "Employer Notice") setting forth their determinations and calculations. Within 30 days following the receipt by the Employee of the Employer Notice, the Employee may notify the Employer in writing (the "Employee Notice") if the Employee disagrees with such determinations or calculations, setting forth the reasons for any such


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disagreement. If the Employer and the Employee do not resolve such disagreement within 10 business days following receipt by the Employer of the Employee Notice, such dispute will be resolved in accordance with Section 6(f). The Employer shall pay all reasonable expense incurred by either party in connection with the determinations, calculations, disagreements or resolutions pursuant to this paragraph, including, but not limited to, reasonable legal, consulting or other similar fees.

                  (c) The Employee shall notify the Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employer of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Employee is informed in writing of such claim and shall apprise the Employer of the nature of such claim and the date of which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the 30 day period following the date on which the Employee gives such notice to the Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Employer notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

                           (i)      give the Employer any information reasonably
requested by the Employer relating to such claim;

                           (ii)     take such action in connection with
contesting such claim as the Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Employer and reasonably satisfactory to the Employee;

                           (iii)    cooperate with the Employer in good faith in
order to effectively contest such claim; and

                           (iv)     permit the Employer to participate in any
proceedings relating to such claim; provided, however, that the Employer shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

                  (d) The Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Employer shall determine; provided, however, that if the Employer directs the Employee to pay such claim and sue for a refund, the Employer shall advance the amount of such payment to the Employee on an interest-free basis, and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or other


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tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if the Employee is required to extend the statute of limitations to enable the Employer to contest such claim, the Employee may limit this extension solely to such contested amount. The Employer's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by the Employer without the Employee's consent if such position or resolution could reasonably be expected to adversely affect the Employee (including any other tax position of the Employee unrelated to the matters covered hereby).

                  (e)      As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the initial determination by the Employer hereunder, it is possible that Gross-Up Payments which will not have been made by the Employer should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Employer exhausts its remedies and the Employee thereafter is required to pay to the Internal Revenue Service an additional amount in respect of any Excise Tax, the Employer (in the same fashion as set forth in Section 4(b) shall determine the amount of the Underpayment that has occurred and any such Underpayment shall promptly be paid by the Employer to or for the benefit of the Employee.

                  (f) If, after the receipt by Employee of an amount advanced by the Employer in connection with the contest of an Excise Tax claim, the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall promptly pay to the Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Employer in connection with an Excise Tax claim, a determination is made that Employee shall not be entitled to any refund with respect to such claim and the Employer does not notify the Employee in writing of its intent to contest the denial of such refund prior to the expiration of 30 days after receiving notice of such determination, such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall be offset, to the extent thereof, by the amount of the Gross-Up Payment.

                  SECTION 5.  Confidential Information; Non-Competition.

                  (a) Stock Purchase Agreement. The Employee acknowledges and agrees that pursuant to that certain Stock Purchase Agreement (herein "Stock Purchase Agreement"), dated April 14, 2000 among Employee and others and that certain Non-Competition Agreement dated as of May, 2000 between Employer and Employee, Employee agreed to certain Confidentiality and Non-Competition provisions which are hereby ratified and affirmed by Employee and Employer, and nothing in this Agreement shall affect the validity of such provisions.


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                  (b)      Non-Disclosure of Confidential Information.

                           (i) For the Employment Period and at all times thereafter, the Employee covenants and agrees that he will not disclose "Confidential Information" (as herein defined) to persons other than Employer and its Affiliates and their employees .and except as necessary in connection with the advancement of the interests of Employer. For purposes of this Agreement, "Confidential Information" shall mean all confidential, proprietary or secret information whether or not reduced to writing relating to the products, equipment or business of Employer and its Affiliates submitted to the Employee or received, compiled, developed, designed, produced or otherwise discovered by the Employee from time to time during the Employment Period. Confidential Information may include, without limitation, all plans, records, customer lists, forms, formulae, designs, specifications, drawings, computer programs, inventions, discoveries, methods of manufacture, price lists, trade secrets and business secrets. Confidential Information shall not include information which
         (i) is or becomes available to the public from a source other than the Employee; or (ii) becomes known by Employee from a third party source having the right to disclose the information.

                           (ii) The Employee specifically acknowledges that Confidential Information, whether compiled or created by Employer or by the Employee or otherwise, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure of Confidential Information and that any retention and/or disclosure or other use of Confidential Information by Employee during or after the termination of the Employee's employment with Employer (except in the regular course of performing his duties hereunder) will constitute a misappropriation of Confidential Information belonging to Employer.

                           (iii) The Employee agrees that upon termination of his employment with Employer, for any reason, voluntary or involuntary, with or without Cause, he will immediately return to Employer any Confidential Information, copies of the same, and any other property belonging to Employer, within his possession, and will not at any time thereafter copy, reproduce or otherwise facilitate the future disclosure of the same. The Employee agrees that, following such termination of employment, he shall not disclose or use any Confidential Information which he receives, compiles, develops, designs, produces or otherwise discovers from time to time during the Employment Period and that all embodiments of such information shall belong to Employer or its affiliates, as the case may be. The Employee further agrees that he will not retain or use for his account at any time any trade names, trade mark, service mark, or other proprietary business designation used or owned in connection with the business of Employer or any of its affiliates.

                           (iv)     The Employee's obligations under this
         Section 5(b) will survive termination of his employment for any reason. The Employee shall not be prohibited from disclosing Confidential Information to the extent required by law or judicial or


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         administrative proceeding (after providing Employer with notice and an opportunity to contest such requirement) to make disclosure.

                  (c)      Noncompetition.

                           (i)      Period of Covenant. The term of the
         following noncompetition covenant shall be during the Employment Period and a period of two (2) years after the termination of the Employment Period for any reason. Such period is hereinafter referred to as the "Noncompetition Period".

                           (ii) Nature and Scope of Covenant. The Employee covenants and agrees not to carry on or engage in, directly or indirectly, on his own behalf or by or through any other person or entity, any business or other activity in competition with the Business (as defined below) during the Noncompetition Period within the United States (the "Restricted Territory"). Without limiting the generality of the foregoing, the Employee covenants and agrees that during the Noncompetition Period and except in connection with his employment by Employer he will not, directly or indirectly, engage in any of the following activities:

                           (A) own any interest in (other than ownership of less than five percent (5%) of the voting securities of a publicly traded company), manage or serve as an employee of or consultant, business advisor or independent contractor, either directly or indirectly, for any individual, corporation, partnership, association, joint venture or other entity which is engaged in a business in competition with the Business;

                           (B) solicit business similar to the Business from any customer that has done business with, or potential customers that have been in contact with Employer during the Employment Period.

                           (C) make a loan to, or guarantee the obligations of, any individual or entity engaged in a business in competition with the Business or make a loan to, or guarantee the obligations of, any owner, officers, director, partner or shareholder thereof;

                           (D) request, induce or attempt to influence any customer or any supplier of goods or services to the Employer to curtail or cancel any business it transacts with the Employer with respect to the Business; or

                           (E) request, induce or attempt to influence any employee of the Employer to terminate his or her employment with the Employer, or attempt to dissuade any then current employee of the Employer from continuing employment with the Employer.

                  SECTION 6.  General Provisions.

                  (a) Enforceability. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, although the Employee and the Employer consider the restrictions contained in this Agreement to be reasonable for the purpose of preserving the Employer's goodwill and proprietary rights, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. It is expressly understood and agreed that although the Employer and the Employee consider the restrictions contained in Section 5 to be reasonable, if a final determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is unenforceable against the Employee, the provisions of this Agreement shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.

                  (b) Remedies. The parties acknowledge that the Employer's damages at law would be an inadequate remedy for the breach by the Employee of any provision of Section 5, and agree in the event of such breach that the Employer may obtain temporary and permanent injunctive relief restraining the Employee from such breach, and, to the extent permissible under the applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit. Nothing contained herein shall be construed as prohibiting the Employer from pursuing any other remedies available at law or equity for such breach or threatened breach of Section 5 or for any breach or threatened breach of any other provision of this Agreement.

                  (c) Withholding. The Employer shall withhold such amounts from any compensation or other benefits payable to the Employee under this Agreement on account of payroll and other taxes as may be required by applicable law or regulation of any governmental authority.

                  (d) Employer Successors. The Employer shall require any successor or successors (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Employer's business and/or assets, by an agreement in substance and form satisfactory to the Employee, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Employer would be required to perform it in the absence of a succession. The Employer's failure to obtain such agreement prior to the effectiveness of a succession shall be a breach of this Agreement and shall entitle the Employee to all of the compensation and benefits to which he would have been entitled hereunder if the Employer had involuntarily terminated his employment without Cause immediately after such succession become effective. For all purposes under this Agreement, the term "Employer" shall include any successor or successors to the Employer's business and/or assets which executes and delivers the assumption agreement described in the subsection or which becomes bound by this Agreement by operation of law.

                  (e) Employee's Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributee, devisees and legatees.

                  (f) Indemnity. The Employer hereby agrees to indemnify and hold the Employee harmless consistent with the Employer's policy against any and all liabilities, expenses (including attorneys' fees and costs), claims, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any proceeding arising out of the Employee's employment with the Employer (whether civil, criminal, administrative or investigative, other than proceedings by or in the right of the Employer), if with respect to the actions at issue in the proceeding the Employee acted in good faith and in a manner Employee reasonably believed to be in, or not opposed to, the best interests of the Employer, and (with respect to any criminal action) Employee had no reason to believe Employee's conduct was unlawful. Said indemnification arrangement shall (i) survive the termination of this Agreement,
(ii) apply to any and all qualifying acts of the Employee which have taken place during any period in which he was employed by the Employer, irrespective of the date of this Agreement or the term hereof, including, but not limited to, any and all qualifying acts as an officer and/or director of any affiliate while the Employee is employed by the Employer and (iii) be subject to any limitations imposed from time to time under applicable law.

                  (g) Dispute Resolution; Attorney's Fees. The Employer and the Employee agree that any dispute arising as to the parties' rights and obligations hereunder shall be resolved by binding arbitration before an arbitrator to be determined by mutually agreeable means. In such event, each of the Employer and the Employee shall have the right to full discovery. The Employer shall bear all costs of the arbitrator in any such proceeding, and if the arbitration is definitively decided in the Employee's favor, the Employee shall have the right, in addition to any other relief granted by such arbitrator, to recover reasonable attorneys' fees; provided, however, that the Employer shall have the right, in any dispute other than a dispute relating to the occurrence of a Change in Control or the payment of an amount under Section 3(e)(iii), in addition to any other relief granted by such arbitrator, to recover reasonable attorneys' fees in the event that a claim brought by the Employee is definitively decided in the Employer's favor (with the amount of such fees being limited to those expended defending the claim or claims decided in favor of the Employer). Any judgment by such arbitrator may be entered into any court with jurisdiction over the dispute.

                  (h) Acknowledgment. The Employee acknowledges that he has been advised by the Employer to seek the advice of independent counsel prior to reaching agreement with the Employer on any of the terms of this Agreement. The parties agree that no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting the Agreement.

                  (i) Amendments and Waivers. No modification, amendment or waiver, of any provision of, or consent required by, this Agreement, nor any consent to any departure herefrom, shall be effective unless it is in writing and signed by the parties hereto. Such modification, amendment, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

                  (j) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested, sent by overnight courier, or sent by facsimile (with confirmation of receipt), addressed as follows:

                  If to the Employer:

                           Heafner Tire Group, Inc.
                           2105 Water Ridge Parkway, Suite 500
                           Charlotte, North Carolina 28217
                           Attention: President
                           Facsimile: (704) 423-8987

                  with a copy to:

                           Covington & Burling
                           1330 Avenue of the Americas
                           New York, New York 10019
                           Attention: Scott F. Smith
                           Facsimile: (212) 841-1010

                  and:

                           Charlesbank Capital Partners, LLC
                           600 Atlantic Avenue
                           Boston, Massachusetts 02210-2203
                           Attention: Mark A. Rosen and Tami E. Nason
                           Facsimile: (617) 619-5402

                  with a copy to:

                           Skadden, Arps, Slate Meagher & Flom LLP
                           919 Third Avenue
                           New York, NY 10022
                           Facsimile: (212) 735-2000
                           Attention: David J. Friedman

                  If to the Employee:

                           Randall M. Haas
                           P.O.  Box 81067
                           Lincoln, NE 68501

                  With a copy to:

                           Demars, Gordon, Olson & Shively
                           1225L Street, Suite 400
                           Lincoln, NE 68501
                           Attn: William Olson
                           Facsimile: 402-438-6329

                  or at such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. If such notice or communication is mailed, such communication shall be deemed to have been given on the fifth business day following the date on which such communication is posted.

                  (k) Descriptive Headings; Certain Interpretations. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Except as otherwise expressly provided in this Agreement: (i) any reference in this Agreement to any agreement, document or instrument includes all permitted supplements and amendments; (ii) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder; (iii) the words "include," "included" and "including" are not limiting; and (iv) a reference to a person or entity includes its permitted successors and assigns.

                  (l) Counterparts; Entire Agreement. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement. This Agreement and the 1999 Stock Option Agreement contain the entire agreement among the parties with respect to the transactions contemplated by this Agreement and the 1999 Stock Option Agreement and supersede all other or prior written or oral agreements or understandings among the parties with respect to the Employee's employment by the Employer.

                  (M) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NORTH CAROLINA.

                  (N) CONSENT TO JURISDICTION. EACH OF THE PARTIES TO THIS AGREEMENT AGREES TO BE BOUND BY THE PROVISIONS SET FORTH IN EXHIBIT C TO THIS AGREEMENT. EACH OF EMPLOYEE AND EMPLOYER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT IN CHARLOTTE, NORTH CAROLINA FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS WHICH ARISE OUR OF OR RELATE TO THIS AGREEMENT, AND EACH OF EMPLOYEE AND EMPLOYER AGREES NOT TO COMMENCE ANY LEGAL PROCEEDING RELATED THERETO EXCEPT IN SUCH COURT. EACH OF EMPLOYEE AND EMPLOYER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OF HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                       HEAFNER TIRE GROUP, INC.



                                       By: /s/ Donald C. Roof
                                          --------------------------------------
                                           Donald C. Roof
                                           President and Chief Executive Officer



                                       /s/ Randall M. Haas
                                       -----------------------------------------
                                       Randall M. Haas, Employee